Exhibit 3.1

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

10/07/2021

Work Order Item Number:	W2021100601368-1634811
Filing Number:	20211807858
Filing Type:	Amended and Restated Articles
Filing Date/Time:	10/6/2021 9:47:00 AM
Filing Page(s):	5

Indexed Entity Information:

Entity ID: C22206-2002

Entity Name: EVER HARVEST INTERNATIONAL GROUP INC.

Entity Status: Active

Expiration Date: None

Commercial Registered Agent

INCORP SERVICES, INC.

3773 HOWARD HUGHES PKWY STE 500S, Las Vegas, NV 89169 - 6014, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

BARBARA K. CEGAVSKE
Secretary of State

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Commercial Recording Division
202 N. Carson Street

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BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:
Name of entity as on file with the Nevada Secretary of State:
TOTALLY GREEN, INC.
Entity or Nevada Business Identification Number (NVID): C22206-2002

2. Restated or Amended and Restated Articles: (Select one)
(If amending and restating only, complete section 1,2 3, 5 and 6)

☒ Certificate to Accompany Restated Articles or Amended and Restated Articles
☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
☒ Amended and Restated Articles
* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box)
(If amending, complete section 1, 3, 5 and 6.)

☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)
The undersigned declare that they constitute at least two-thirds of the following:
(Check only one box) ☐ incorporators ☐ board of directors
The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 87.79%

☐ Officer's Statement (foreign qualified entities only) -
Name in home state, if using a modified name in Nevada:
Jurisdiction of formation:
Changes to takes the following effect:
☐ The entity name has been amended.
☐ The purpose of the entity has been amended.
☐ The authorized shares have been amended.
☐ Other: (specify changes)
☐ Dissolution
☐ Merger
☐ Conversion

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

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Revised: 1/1/2019

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BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☒ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☐ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☒ Articles have been added. ☒ Articles have been deleted. ☒ Other. The articles have been amended as follows: (provide article numbers, if available) The articles have been amended and restated. (attach additional page(s) if necessary)
6. Signature: (Required)	X [signature] Signature of Officer or Authorized Signer — CEO Title X ______ Signature of Officer or Authorized Signer — Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

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Revised: 1/1/2019

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SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF TOTALLY GREEN, INC.

I, Xiaofeng CHEN, Chief Executive Officer of Totally Green, Inc., a Nevada corporation, do hereby certify that the Articles of Incorporation of this corporation are amended and restated to read in full as follows:

ARTICLE I

NAME

The name of the corporation is: EVER HARVEST INTERNATIONAL GROUP INC.

ARTICLE II

REGISTERED AGENT

The principal office in the State of Nevada is 3773 Howard Hughes Parkway, Suite 500S, Las Vegas, Nevada 89169-6014. The name of its regstiered agent at that address is 1nCorp, Inc.

ARTICLE III

PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Chapter 78 of the Nevada Revised Statutes (together with any successor statutes. In addition to the powers and privileges conferred upon the corporation by law and those incidental thereto, the corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.

ARTICLE IV

AUTHORIZED STOCK

4.1.          Authorized Capital Stock. The aggregate number of shares which this Corporation shall have authority to issue is Seven Hundred Fifty Million (750,000,000) shares, consisting of (a) Seven Hundred Forty Million (740,000,000) shares of common stock, par value $0.001 per share (the "Common Stock") and (b) Ten Million (I 0,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), issuable in one or more series as hereinafter provided.

4.2            Common Stock. Each outstanding share of Common Stock of the Corporation shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of the shareholders. Cumulative voting shall not be allowed in the election of directors of the Corporation. A majority of all shares of stock, both Common Stock and Preferred Stock, entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. Except as otherwise provided by these Articles of Incorporation or the NRS, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders.

4.3            Preferred Stock. Shares of Preferred Stock may be issued in any number of series from time to time by the Board of Directors, and the Board of Directors, pursuant to the Corporation's Articles of Incorporation and Bylaws, is expressly authorized to fix by resolution or resolutions the designations and the voting powers, preferences, rights and qualifications, limitations or restrictions thereof, of the shares of each series of Preferred Stock.

4.4.          No Preemptive Rights. No stockholder of the corporation shall have a right to purchase shares of capital stock of the corporation sold or issued by the corporation except to the extent that such a right may from time to time be set forth in a written agreement between the corporation and a stockholder.

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ARTICLE V

INTERESTED STOCKHOLDER STATUTES

The corporation hereby expressly elects not to be governed by: (i) NRS Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes relating to combinations with interested stockholders and any and all successor statutes; and (ii) NRS Sections 78.378 to 78.3792, inclusive, of the Nevada Revised Statutes, restricting the ability of control shareholders to vote their shares under certain circumstances and any and all successor statutes.

ARTICLE VI

AMENDMENT OF BYLAWS

The Board shall have the power to adopt, amend or repeal the bylaws of the corporation, except as otherwise may be specifically provided in the bylaws.

ARTICLE VII

DIRECTOR AND OFFICER LIABILITY

7.1.           Elimination of Liability. To the maximum extent permitted under the Nevada Revised Statutes, a director or officer of the corporation shall not be personally liable to the Corporation or its stockholders for damages arising as a result of any act or failure to act in his capacity as a director or officer of the corporation.

7.2.           Mandatory Indemnification. The corporation shall, to the maximum extent and in the manner permitted by Nevada law, indemnify each of its directors and officers against expenses (including attorneys fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this paragraph, a director or officer of the corporation includes any person (i) who is or was a director or officer of the corporation, (ii) who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

7.3.           Indemnification: Mandatory Payment of Expenses. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon and subject to the receipt by the corporation of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

7 4.           Effect of Amendment or Repeal. Any amendment to or repeal of any of the provisions in this Article VII shall only be prospective and shall not adversely affect any right or protection of a director or officer of the corporation for or with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.

The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors.

The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of stockholders in accordance with Sections 78.385, 78.390 and 78.403 of the Nevada Revised Statutes. As of the date of such approval, the total number of outstanding shares of Common Stock of the Corporation was 170,859,583, of which 1,500,000,000 shares were voted in favor of the Amended and Restated Articles of Incorporation. The number of shares voted in favor of the amendment and restatement exceeded fifty percent (50%) of the outstanding shares of Common Stock, which was the vote required under applicable law and the Articles of Incorporation in effect at the time of this amendment.

The foregoing Amended and Restated Articles of Incorporation shall become effective upon filing.

EXECUTED this 1st day of October, 2021

/s/ Xiaofeng CHEN
Name: Xiaofeng CHEN
Title: Chief Executive Officer

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